SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

RYAN'S RESTAURANT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

RYAN’S RESTAURANT GROUP, INC.
405 Lancaster Avenue (29650)
Post Office Box 100 (29652)
Greer, South Carolina
March 2, 2005
To Our Shareholders:
      We cordially invite you to attend the Annual Meeting of Shareholders of Ryan’s Restaurant Group, Inc. on Monday, April 11, 2005. The meeting will begin at 11:00 a.m. at the Greenville Marriott in Greenville, South Carolina.
      The official Notice of Annual Meeting, Proxy Statement and Proxy Card are enclosed with this letter. The Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.
      The vote of every shareholder is important. To ensure proper representation of your shares at the meeting, please complete, sign and date the enclosed Proxy Card and return it as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person but will ensure that your vote will be counted if you are unable to attend.

Sincerely,

Janet J. Gleitz
Secretary

RYAN’S RESTAURANT GROUP, INC.
405 Lancaster Avenue (29650)
Post Office Box 100 (29652)
Greer, South Carolina

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 11, 2005

To Our Shareholders:
      Ryan’s Restaurant Group, Inc. will hold its Annual Meeting of Shareholders at the Greenville Marriott, Greenville, South Carolina, on Monday, April 11, 2005, at 11:00 a.m. for the following purposes:

(1)	To elect seven (7) directors to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

(2)	To consider and vote on a proposal to ratify Ryan’s shareholder rights agreement;

(3)	To consider and vote on a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for Ryan’s for the current fiscal year; and

(4)	To transact any other business properly presented at the meeting or any adjournment.
      If you were a shareholder of record at the close of business on February 2, 2005, you may vote at the Annual Meeting.

By Order of the Board of Directors,

Janet J. Gleitz
Secretary
March 2, 2005
Greer, South Carolina
      A Proxy Card is enclosed. To ensure that your shares will be voted at the Annual Meeting, please complete, sign and date the enclosed Proxy Card and return it as soon as possible in the enclosed, postage-paid, addressed envelope. No additional postage is required if mailed in the United States. If you return your signed Proxy Card, you retain your right to vote if you attend the meeting.

PROXY STATEMENT
ELECTION OF DIRECTORS (Item #1 on the Proxy)
CERTAIN BENEFICIAL OWNERS OF COMMON STOCK
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE COMPENSATION COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE
PERFORMANCE GRAPH
RATIFICATION OF SHAREHOLDER RIGHTS AGREEMENT (Item #2 on the Proxy)
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Item #3 on the Proxy)
SOLICITATION OF PROXIES
PROPOSALS OF SHAREHOLDERS
FINANCIAL INFORMATION
OTHER BUSINESS
APPENDIX A

RYAN’S RESTAURANT GROUP, INC.
405 Lancaster Avenue (29650)
Post Office Box 100 (29652)
Greer, South Carolina
(864) 879-1000
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
      The Board of Directors of Ryan’s Restaurant Group, Inc. is furnishing this Proxy Statement in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders to be held at 11:00 a.m. on Monday, April 11, 2005, at the Greenville Marriott, Greenville, South Carolina. The approximate mailing date of this Proxy Statement is March 4, 2005.
      Shareholders of record at the close of business on February 2, 2005, are entitled to notice of and to vote at the Annual Meeting. On that date, 41,915,587 shares of Ryan’s Common Stock, $1.00 par value per share, were outstanding. Holders of Common Stock are entitled to one vote for each share held of record on February 2, 2005, on all matters properly presented at the Annual Meeting or any adjournment.
      If you give a proxy, you may revoke it at any time before it is exercised by:

•	submitting a written notice of revocation (dated later than the proxy card) to the Secretary to one of the above addresses at or before the Annual Meeting;

•	submitting another proxy that is properly signed and dated later than the prior proxy; or

•	voting in person at the meeting (although attendance at the Annual Meeting will not in and of itself revoke a proxy).
      Unless you revoke your proxy by following the above instructions, your proxy will be voted as you specify. If you do not specify how to vote your shares, all shares represented by a proxy that is received by Ryan’s transfer agent will be voted FOR the proposal to elect as directors of Ryan’s the nominees named in this Proxy Statement, FOR the proposal to ratify Ryan’s shareholder rights agreement, FOR the proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for Ryan’s for the current fiscal year, and in the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting and any and all adjournments and on matters incident to the conduct of the meeting.
      An automated system administered by Ryan’s transfer agent tabulates the votes. Ryan’s bylaws require the presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock at February 2, 2005, to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are each included in determining the number of shares present and able to vote. Each is tabulated separately. In connection with the election of directors, the proposal to ratify Ryan’s shareholder rights agreement and the proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for Ryan’s, abstentions and broker non-votes are not counted.
      Directors will be elected by a plurality of votes cast at the Annual Meeting. Shareholders do not have a right to cumulate their votes for directors. Ratification of Ryan’s shareholder rights agreement and ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Ryan’s will require the affirmative vote of holders of a majority of the shares voting on the issue at the Annual Meeting.

ELECTION OF DIRECTORS
(Item #1 on the Proxy)
      The following seven persons are nominees for election at the Annual Meeting as directors to serve until the next annual meeting or until their successors are duly elected and qualified: Charles D. Way, G. Edwin McCranie, Barry L. Edwards, Brian S. MacKenzie, Harold K. Roberts, Jr., James M. Shoemaker, Jr. and Vivian A. Wong. Unless you indicate otherwise, the persons named in the enclosed proxy card intend to nominate and vote for these nominees.
      Management believes that all of the nominees will be available and able to serve as directors, but if any nominee is not available or able to serve, the Common Stock represented by the proxies will be voted for the substitute that the Board of Directors designates.
      The following table lists for each nominee for director the name, age, principal occupation, years of service as a director, and Common Stock beneficially owned as of February 2, 2005.

						Percent of
				Aggregate		Outstanding
				Number of		Represented by
				Shares		Aggregate
				Beneficially		Number of
				Owned as of		Shares
			Director	February 2,		Beneficially
Name	Age	Principal Occupation	Since	2005(9)		Owned(10)

Charles D. Way	51	Chairman of the Board and Chief Executive Officer of Ryan’s	1981	195,776	(11)	0.5%

G. Edwin McCranie	56	President and Chief Operating Officer of Ryan’s	1991	275,097		0.7%

Barry L. Edwards(1)(2)(3)(4)	57	Executive Vice President and Chief Financial Officer, Sourcecorp, Incorporated	1982	56,096		0.1%

Brian S. MacKenzie (1)(2)(4)(5)(6)(7)	53	Senior Vice President, Sales and Marketing, International Surface Preparation Corporation	1993	71,500	(12)	0.2%

Harold K. Roberts, Jr. (1)(2)(4)(6)(8)	54	President and Chief Executive Officer, Statewide Title, Inc.	1988	35,000		0.1%

James M. Shoemaker, Jr. (4)(5)(6)(8)	72	Member, Wyche, Burgess, Freeman & Parham, P.A.	1982	63,004	(13)	0.2%

Vivian A. Wong(4)(5)(8)	65	Chairwoman, Pacific Gateway Capital Group, LLC	2004	—		—

(1)	Member of the Compensation Committee. The committee met two times during fiscal 2004 to review and submit to the Board recommendations respecting the salary, bonus and option grants under Ryan’s 1998 and 2002 Stock Option Plans for Ryan’s executive officers and key employees.

(2)	Member of the Audit Committee. The Audit Committee met with representatives of Ryan’s independent registered public accounting firm five times during fiscal 2004 to review the scope and results of their audit. All of the members of the Audit Committee are independent within the meaning of applicable standards of the Securities and Exchange Commission (the “SEC”) and Nasdaq.

(3)	The Board has determined that Mr. Edwards is an “audit committee financial expert” within the meaning of applicable SEC standards.

(4)	Director whom the Board has determined to be independent within the meaning of Nasdaq listing standards.

(5)	Member of the Executive Committee. The committee met once during fiscal 2004 to provide long-term direction for Ryan’s.

(6)	Member of the Nominating Committee. The Nominating Committee met once during fiscal 2004 to recommend members of the Board. Ryan’s Nominating Committee will consider nominees to the Board recommended by shareholders of Ryan’s for the 2006 Annual Meeting of Shareholders. See “Proposals of Shareholders”.

(7)	Lead Director. Mr. MacKenzie has been elected by the executive session of the Board, composed of non-management Directors, to serve as Lead Director. This position serves as the primary liaison between the Board and the Chief Executive Officer.

(8)	Member of the Governance Committee. The committee met once during fiscal 2004 to review Ryan’s policies and procedures.

(9)	Includes 140,000 shares for Mr. Way, 262,500 shares for Mr. McCranie, 47,500 shares for Mr. Edwards, 62,500 shares for Mr. MacKenzie, 25,000 shares for Mr. Roberts and 40,000 shares for Mr. Shoemaker that may be acquired within 60 days of February 2, 2005, through the exercise of stock options.

(10)	Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, the percentages of total outstanding shares were computed assuming that shares that can be acquired within 60 days of February 2, 2005, upon the exercise of options by a given person are outstanding, but shares others may similarly acquire are not outstanding.

(11)	Mr. Way’s wife owns 5,000 of these shares. Mr. Way may be deemed to share voting and investment power regarding these shares.

(12)	A trust for the benefit of Mr. MacKenzie’s minor child holds 750 of these shares.

(13)	Mr. Shoemaker’s wife owns 3,000 of these shares. Mr. Shoemaker may be deemed to share voting and investment power regarding these shares.
      The Board met four times during fiscal 2004. All directors attended personally or by telephone all meetings of the Board and committees on which they served. The non-employee directors met in executive session (without management present) at the end of every Board and committee meeting during 2004.
Business Experience of Nominees for Director
      Charles D. Way became the Chairman of the Board and Chief Executive Officer in 2004. He became the Chairman of the Board of Ryan’s in October 1992. Mr. Way became President and Chief Executive Officer of Ryan’s in October 1989. From June 1988 to October 1989, he served as President. From May 1986 to June 1988, he served as Executive Vice President, Treasurer and Secretary. From January 1981 through April 1986, he served as Vice President-Finance, Treasurer and Secretary. Mr. Way joined Ryan’s in June 1979 as Controller. Mr. Way is also a director of World Acceptance Corporation.
      G. Edwin McCranie was promoted to President and Chief Operating Officer in August 2004. From January 1995 to August 2004 he served as Executive Vice President of Ryan’s. From November 1991 to December 1994, he served as Executive Vice President-Purchasing. From January 1989 to October 1991, he served as Vice President-Purchasing. Mr. McCranie joined Ryan’s in 1986 and served as Director of Purchasing through 1988.
      Barry L. Edwards has served as Executive Vice President and Chief Financial Officer of Sourcecorp Incorporated, a provider of document and information outsourcing services, since August 2000. He served as Executive Vice President and Chief Financial Officer of Amresco, Inc., an asset management company, from November 1994 to March 2000. He served as Vice President and Treasurer of The Liberty Corporation, engaged primarily in the life insurance business, from 1979 to November 1994.
      James M. Shoemaker, Jr. has been an attorney with Wyche, Burgess, Freeman & Parham, P.A., the law firm that is general counsel to Ryan’s, since 1965.
      Harold K. Roberts, Jr. has served as President and Chief Executive Officer of Statewide Title, Inc., a real estate title insurance agency, since 1989. Mr. Roberts was a partner in the firm of Roberts and Morgan, certified public accountants, from October 1989 until December 1996.

      Brian S. MacKenzie has served as Senior Vice President – Sales and Marketing of International Surface Preparation Corporation, a manufacturer and distributor of surface preparation and finishing equipment, supplies and services, since 2003. He served as Chief Operating Officer of Samling Strategic Corporation SDN BHD, a forest products manufacturing company, from October 1999 to 2003. He served as Chief Executive Officer of Paper Space, Inc., a distribution company, from June 2000 to December 2002. He served as Chief Operating Officer of New Hope Communications, Inc., a publishing company, from December 1998 to October 1999. He served as President and Chief Executive Officer of Builder Marts of America, Inc. from October 1993 to August 1998. From May 1991 to October 1993, he served as Builder Marts’ President and Chief Operating Officer after serving as President of its Building Materials Retail Division from July 1990 to May 1991. Builder Marts was a wholesale distributor of building materials and supplies.
      Vivian A. Wong has served as Chairwoman of Pacific Gateway Capital Group, LLC, a company specializing in bi-lateral US-China trade and investment, since 2001 and has served as President and CEO of Wong’s International Inc., a retail management company, since 1970. From 1975 to the present Mrs. Wong has managed various real estate investments, hotels, shopping centers, retail centers, and golf courses throughout the southeastern U.S.
Director Nominations
      Ryan’s nominating committee has a written charter, which is available on Ryan’s website at www.ryans.com. All of the members of Ryan’s nominating committee are independent within the meaning of Nasdaq listing standards.
      The nominating committee will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Janet J. Gleitz, Secretary, Ryan’s Restaurant Group, Inc., Post Office Box 100, Greer, South Carolina 29652 that sets forth (i) the name of each person whom the shareholder recommends be considered as a nominee; (ii) a business address and telephone number for each nominee (an e-mail address may also be included) and (iii) biographical information regarding such person, including the person’s employment and other relevant experience. Shareholder recommendations will be considered only if received no later than the 120th calendar day before the first anniversary of the date of Ryan’s proxy statement in connection with the previous year’s annual meeting (no later than October 31, 2005 with respect to recommendations for nominees to be considered at the 2006 Annual Meeting of Shareholders).
      Ryan’s nominating committee believes that a nominee recommended for a position on Ryan’s Board of Directors must meet the following minimum qualifications:

•	he or she must be over 21 years of age;

•	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

•	he or she must be able to read and understand basic financial statements;

•	he or she must possess integrity and have high moral character;

•	he or she must be willing to apply sound, independent business judgment; and

•	he or she must have sufficient time to devote to Ryan’s.
      The nominating committee identifies potential nominees for director, other than potential nominees who are current directors standing for reelection, through business and other contacts. The nominating committee may in the future choose to retain a professional search firm to identify potential nominees for director. In addition, the nominating committee will consider potential nominees who are recommended by shareholders.

      Ryan’s nominating committee evaluates a potential nominee by considering whether the potential nominee meets the minimum qualifications described above, as well as by considering the following factors:

•	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

•	whether the potential nominee has experience and expertise that is relevant to Ryan’s business, including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting Ryan’s;

•	whether the potential nominee is highly accomplished in his or her respective field;

•	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

•	whether the potential nominee is independent, as defined by Nasdaq listing standards, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with the best interests of Ryan’s and its shareholders, and whether he or she is willing and able to represent the interests of all shareholders of Ryan’s; and

•	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of Ryan’s business.
      In addition, with respect to an incumbent director whom the nominating committee is considering as a potential nominee for re-election, Ryan’s nominating committee reviews and considers the incumbent director’s service to Ryan’s during his or her term, including the number of meetings attended, level of participation, and overall contribution to Ryan’s. The manner in which the nominating committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a shareholder of Ryan’s.
      Each of the nominees for director at the 2005 Annual Meeting of Shareholders is a current director standing for re-election.
      Ryan’s did not pay any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director at the 2005 Annual Meeting of Shareholders. Ryan’s independent directors did not receive, by December 1, 2004 (the 120th calendar day before the first anniversary of the date of Ryan’s 2004 proxy statement), any recommended nominee from a shareholder who beneficially owns more than 5% of Ryan’s stock or from a group of shareholders who beneficially own, in the aggregate, more than 5% of Ryan’s stock.
Communications Between Shareholders and Board of Directors
      The Board provides a process for shareholders to send communications to the Board or any of the Directors. Shareholders may send written communications to the Board or any one or more of the individual Directors to Janet J. Gleitz, Ryan’s Secretary, by mail (c/o Janet J. Gleitz, Secretary, Ryan’s Restaurant Group, Inc., Post Office Box 100, Greer, South Carolina 29652) or by e-mail (jjgleitz@ryansinc.com). All written communications will be compiled by Ryan’s Secretary and promptly submitted to the individual Directors being addressed or to the Board (to the attention of Barry L. Edwards, the Chairman of the Audit Committee, for communications relating to financial statements, accounting matters or internal controls, or to the attention of Brian S. MacKenzie, the Lead Director, for communications relating to all other matters). Alternatively, shareholders may e-mail communications directly to the Board. E-mail communications relating to financial statements, accounting matters or internal controls should be addressed to Barry L. Edwards at barryedwards@srcp.com. E-mail communications relating to all other matters should be addressed to Brian S. MacKenzie at mackenzieb@worldnet.att.net.

Board Member Attendance at Annual Meetings
      It is Ryan’s policy that all of Ryan’s directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting except in cases of extraordinary circumstances. All of the nominees for election at the 2004 Annual Meeting of Shareholders (who constituted all directors) attended the 2004 Annual Meeting of Shareholders excluding Ms. Wong, who was appointed to the Board in October 2004, and Ryan’s expects all nominees and directors to attend the 2005 Annual Meeting of Shareholders.
Code of Ethics
      Ryan’s has adopted a Code of Financial Ethics that applies to Ryan’s Chief Executive Officer, all other executive officers, and all key financial and accounting personnel. In addition, Ryan’s has a Code of Conduct that applies to corporate office and store management personnel. The Code of Financial Ethics and Code of Conduct are posted on Ryan’s web site at www.ryans.com.
Compensation of Directors
      During 2004, Ryan’s paid to each non-management director a quarterly retainer of $6,250 ($25,000 per year per director), plus $1,500 for each Board meeting attended, $1,000 ($1,500 for chairman) for each committee meeting attended in person, and $500 for each committee meeting attended by teleconference. In addition, the Chairman of the Audit Committee and the Lead Director each received a quarterly retainer of $2,500 ($10,000 per year per position). Under this arrangement, directors were paid as follows during fiscal 2004: Mr. Edwards, $47,500; Mr. MacKenzie, $51,000; Mr. Roberts, $41,000, Mr. Shoemaker, $35,500; and Ms. Wong, $4,167. Directors who are also officers received no payments for attending Board or committee meetings.
      In accordance with the 2002 Stock Option Plan, on October 31, 2004, Ryan’s granted options for 5,000 shares of Common Stock to each of Messrs. Edwards, Shoemaker, Roberts and MacKenzie and Ms. Wong. The options had an exercise price of $13.99 per share (the per share market value on the date of grant), were exercisable beginning six months after the grant date and expire on October 31, 2014.
Vote Required To Elect Directors
      Directors will be elected by a plurality of votes cast at the Annual Meeting. Shareholders do not have a right to cumulate their votes for directors. Abstentions and broker non-votes are not counted in determining the votes cast for directors.
      The Board of Directors unanimously recommends a vote FOR the election of each nominee listed in this Proxy Statement.

CERTAIN BENEFICIAL OWNERS OF COMMON STOCK
      To the extent known to Ryan’s, the only persons or groups that beneficially owned 5% or more of the outstanding shares of Ryan’s Common Stock as of February 2, 2005 are shown in the following table:

Name and Address	Amount of	Percent of
of Beneficial Owner	Beneficial Ownership	Class

Private Capital Management, Inc.(1)	5,043,874	12.0%
Bruce S. Sherman(1)
Gregg J. Powers(1)
8889 Pelican Bay Boulevard
Naples, FL 34108

FMR Corp.(2)	4,205,650	10.0%
Edward C. Johnson 3d(2)
Abigail P. Johnson(2)
82 Devonshire Street
Boston, MA 02109

Barclays Global Investors, NA(3)	2,981,724	7.1%
Barclays Global Fund Advisors(3)
45 Fremont Street
San Francisco, CA 94105

Royce & Associates LLC(4)	2,756,900	6.6%
1414 Avenue of the Americas
New York, NY 10019

First Manhattan Co.(5)	2,237,979	5.3%
437 Madison Avenue
New York, NY 10022

(1)	Private Capital Management, L.P. (“PCM”) reported on February 14, 2005 that it has shared voting and dispositive power as to 5,043,874 shares of Common Stock. Bruce S. Sherman, Chief Executive Officer of PCM, and Gregg J. Powers, President of PCM, each has shared voting and dispositive power as to these shares of Ryan’s Common Stock owned by PCM’s clients and managed by PCM, but disclaims beneficial ownership of these shares and disclaim the existence of a group.

(2)	FMR Corp. (“FMR”), together with Edward C. Johnson 3d, Chairman of FMR, and Abigail P. Johnson, a director of FMR, reported on September 10, 2004 that FMR’s wholly-owned subsidiary, Fidelity Management & Research Company (“Fidelity”) is the beneficial owner of 4,205,650 shares of Common Stock as a result of acting as investment adviser to various investment companies. None of FMR, Mr. Johnson, nor Fidelity has sole voting power as to any shares of Common Stock, which power resides with the Funds’ Board of Trustees. Each of FMR, Mr. Johnson and the funds has sole power to dispose of 4,205,650 shares. Fidelity Low Priced Stock Fund, one of the investment companies for which Fidelity serves as investment adviser, owns 3,922,900 shares or 9.4% of Ryan’s Common Stock. Mr. Johnson owns 12% and Ms. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR, and members of the Johnson family are the predominant owners of Class B shares of common stock of FMR (representing approximately 49% of the voting power of FMR Corp.) and may be deemed to form a control group with respect to FMR.

(3)	Barclays Global Investors, NA (“Barclays Investors”), together with Barclays Global Fund Advisors and a number of other Barclays entities reported on February 14, 2005 that they have an aggregate beneficial ownership of 2,981,724 shares of Common Stock. Of these, Barclays Investors has sole voting power with respect to 1,499,409 shares and sole dispositive power with respect to 1,895,250 shares, and Barclays Global Fund Advisors has sole voting and dispositive power with respect to 1,086,474 shares. All shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts.

(4)	Royce & Associates LLC reported on February 2, 2005 that it beneficially owns 2,756,900 shares of Common Stock, with sole voting and dispositive power as to all of those shares.

(5)	First Manhattan Co. reported on February 9, 2005 that it beneficially owns 2,237,979 shares of Common Stock, including 189,365 shares owned by family members of Senior Managing Directors of First Manhattan Co. which were reported for informational purposes. First Manhattan Co. disclaims dispositive power as to 40,500 such shares and beneficial ownership as to 148,865 of such shares. First Manhattan Co. has sole voting power as to 57,750 shares, shared voting power as to 2,123,279 shares, sole dispositive power as to 57,750 shares, and shared dispositive power as to 2,180,229 shares of Common Stock.

EXECUTIVE OFFICERS
      The following table provides the name, age, position with Ryan’s, years of service as an officer of Ryan’s and Common Stock beneficially owned as of February 2, 2005, by each executive officer of Ryan’s and all executive officers and directors as a group. The executive officers are appointed by and serve at the pleasure of the Board of Directors. Unless otherwise indicated in the footnotes to the table, each executive officer has sole voting and investment power with respect to the shares indicated.

						Percent of
				Aggregate		Outstanding
				Number of		Represented by
				Shares		Aggregate
				Beneficially		Number of
			Company	Owned as of		Shares
		Company Offices	Officer	February 2,		Beneficially
Name	Age	Currently Held	Since	2005(1)		Owned(2)

Charles D. Way	51	Chairman of the Board, and Chief Executive Officer	1981	195,776	(3)	0.5%

G. Edwin McCranie	56	President, Chief Operating Officer and Director	1989	275,097		0.7%

Fred T. Grant, Jr.	49	Senior Vice President — Finance, Treasurer and Assistant Secretary	1990	111,497		0.3%

Janet J. Gleitz	62	Secretary	1988	57,400	(4)	0.1%

Morgan A. Graham	68	Vice President — Construction	1991	207,370		0.5%

James R. Hart	56	Vice President — Human Resources	1988	125,715		0.3%

Michael Rick Kirk	45	Vice President — Operations	2004	32,500		0.1%

Richard D. Sieradzki	50	Vice President — Accounting and Corporate Controller	2003	11,065		*

Edward R. Tallon, Sr.	61	Vice President — Internal Audit and Loss Prevention	2003	9,661		*

Ilene T. Turbow	54	Vice President — Marketing	1995	87,508		0.2%

All executive officers and directors as a group
(15 persons)				1,339,189		3.1%

*	Less than 0.1% of the outstanding shares of Common Stock as of February 2, 2005.

(1)	Includes 140,000 shares for Mr. Way, 262,500 shares for Mr. McCranie, 100,000 shares for Mr. Grant, 52,000 shares for Ms. Gleitz, 172,500 shares for Mr. Graham, 112,000 shares for Mr. Hart, 31,150 shares for Mr. Kirk, 10,375 shares for Mr. Sieradzki, 9,061 for Mr. Tallon, 80,500 shares for Ms. Turbow, and 1,145,086 shares for all executive officers and directors as a group that may be acquired within 60 days of February 2, 2005 through the exercise of stock options.

(2)	Under Rule 13d-3 of the Exchange Act, percentages of total outstanding shares are computed assuming that shares that can be acquired within 60 days of February 2, 2005 upon the exercise of options by a given person or group are outstanding, but shares others may similarly acquire are not outstanding.

(3)	Mr. Way’s wife owns 5,000 of these shares. Mr. Way may be deemed to share voting and investment power regarding these shares.

(4)	The pension plan of Acro International Inc., a company owned by Ms. Gleitz’s husband, holds 3,750 of these shares.
      In 1996, Ryan’s implemented a policy to encourage executive officers to own more of Ryan’s Common Stock, which would more closely align the personal financial interests of executive officers with shareholders’ interests. The policy provides that, over 13 years, the value of an executive officer’s Common Stock ownership should increase so that by the end of 2008 the value of an individual’s stock holdings of

Ryan’s Common Stock equals 100% of his or her base salary. If an executive officer does not meet the target ownership value in a year, up to one-half of any bonus payable to that officer for that year will be paid in Ryan’s Common Stock.
Background of Executive Officers
      Below is a summary of the backgrounds of Ryan’s executive officers who are not also directors of Ryan’s.
      Fred T. Grant, Jr., a certified public accountant, joined Ryan’s in January 1990 as Director of Finance. He served in that position until April 1990, when he became Vice President — Finance. Mr. Grant served as Vice President — Finance, Treasurer and Assistant Secretary from January 1994 to November 2000, when he was named Senior Vice President — Finance, Treasurer and Assistant Secretary.
      Janet J. Gleitz joined Ryan’s in 1981 and served as Corporate Relations Administrator until June 1988, when she became Secretary.
      Morgan A. Graham has been Vice President-Construction since November 1991. After joining Ryan’s in July 1987 as a Construction Superintendent, he served in several construction-related positions, including Project Manager, Architectural Coordinator, Procurement Manager and Director of Construction, until assuming his present position.
      James R. Hart joined Ryan’s in 1979 and served as a store manager until September 1983. From that time, he served as Director of Human Resources until April 1988, when he became Vice President — Human Resources.
      Michael Rick Kirk joined Ryan’s in 1986 and served as a store manager until being promoted to Supervisor in 1988, in which position he served until 1993. From 1993 to 1994 he served as a Director of Franchise Operations. He became Regional Director of Operations in 1994 and was promoted to Regional Vice-President — Operations in 1999. In September 2004 he was promoted to Vice-President — Operations.
      Richard D. Sieradzki, a certified public accountant, joined Ryan’s in October 1988 as Controller. He served in that position until October 2003 when he was promoted to Vice President — Accounting and Corporate Controller.
      Edward R. Tallon, Sr., joined Ryan’s in the Internal Audit Department in July 1991. In June 1995, he became the Director of Internal Audit and Security. In October 2003, Mr. Tallon was promoted to the position of Vice President — Internal Audit and Loss Prevention.
      Ilene T. Turbow joined Ryan’s in April 1993 as Director of Marketing. She served in that position until August 1995, when she became Vice President — Marketing.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary of Cash and Certain Other Compensation
      The following table shows for the fiscal years 2004, 2003 and 2002 the cash compensation paid by Ryan’s and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the chief executive officer and the four other executive officers with the highest total salaries and bonuses in 2004, as well as one former executive (collectively the “Named Executive Officers”):
Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation			Awards

				Other Annual	Securities	All Other
Name and	Fiscal	Salary	Bonus	Compensation	Underlying	Compensation
Principal Position	Year	($)	($)(1)	($)(2)	Options (#)(3)	($)(4)

Charles D. Way	2004	458,857	94,200	3,422	0	52,779	(5)
Chairman of the Board and	2003	425,203	129,200	4,591	40,000	56,458
Chief Executive Officer	2002	402,703	199,640	4,799	40,000	87,706

G. Edwin McCranie	2004	281,972	64,368	4,673	0	24,554	(6)
President and Chief Operating Officer	2003	245,203	65,170	5,232	25,000	43,849
	2002	235,203	101,990	4,994	25,000	43,477

Fred T. Grant, Jr.	2004	234,626	50,420	1,393	0	18,572	(7)
Senior Vice President — Finance,	2003	218,203	57,988	1,300	20,000	36,673
Treasurer and Assistant Secretary	2002	209,203	90,706	1,306	20,000	39,777

James R. Hart	2004	182,645	38,628	1,856	0	18,511	(8)
Vice President — Human Resources	2003	172,203	39,216	3,168	15,000	17,117
	2002	165,203	61,380	3,090	15,000	43,291

Morgan A. Graham	2004	176,530	27,836	1,342	0	11,238	(9)
Vice President — Construction	2003	167,203	38,076	3,807	15,000	16,209
	2002	160,703	59,716	3,751	15,000	13,141

Alan E. Shaw	2004	217,644	22,953	944	0	26,624	(10)
Former Senior Vice	2003	241,703	64,239	2,344	22,500	45,342
President — Operations	2002	232,203	103,801	2,645	22,500	63,304

(1)	All bonus amounts, except for those earned in 2002 by Mr. Shaw, were earned during the indicated fiscal year and paid during the subsequent year. Mr. Shaw’s bonus in 2002 was paid quarterly.

(2)	Amounts in this column were paid for the reimbursement of taxes related to imputed wages in connection with Company-provided life insurance coverage.

(3)	Stock options were not granted to any executive officer during 2004. In February 2005, all executive officers received option grants, which included 40,000 shares to Mr. Way, 30,000 shares to Mr. McCranie, 20,000 shares to Mr. Grant, 15,000 shares to Mr. Hart and 15,000 shares to Mr. Graham. To comply with SEC rules, these grants will be reported in the proxy statement for the 2005 annual meeting.

(4)	The components of “All Other Compensation” described below may include the following: (a) premiums Ryan’s pays under its split-dollar life insurance coverage on the life of a participating executive officer for a period of ten years. Under the insurance plan, Ryan’s must be repaid the aggregate amount of the premiums, without interest, at the earlier of the executive’s death or termination of his employment; (b) Company matches made under the deferred compensation plan, a nonqualified plan that commenced in 1999 and provides benefits payable to officers and certain key executives or their designated beneficiaries at specified future dates or upon the termination of employment or death. Participants in the plan have the opportunity to (i) defer up to 100% of their compensation in excess of the Social Security wage base and (ii) receive a matching contribution comparable to Ryan’s 401(k) Plan without the restrictions and limitations in the Internal Revenue

Code of 1986, as amended. Participant deferrals and Ryan’s match are credited to the participants’ deferred compensation accounts. Participants can select from a variety of investment options, and investment earnings are credited to their accounts. Participants’ contributions vest immediately, and Ryan’s matching contributions vest after six years of employment, including prior service; and (c) the costs of equivalent term insurance related to a life insurance plan for officers and other key executives that provides for a death benefit equal to $868,000 for Mr. Way, $792,000 for Mr. McCranie, $120,000 for Mr. Grant, $180,000 for Mr. Hart and $384,000 for Mr. Graham.

(5)	“All Other Compensation” for Mr. Way includes Ryan’s contributions of $5,000 to the 401(k) Plan to match a portion of the 2004 pre-tax elective deferral contributions (included under Salary and Bonus) Mr. Way made to the Plan; estimated premium amounts (based on current insurance billings and imputed rates for Ryan’s standard health plan) of $9,638 for health insurance providing a level of coverage not otherwise available under Ryan’s standard health plan; premium payments of $210 for an additional $100,000 in life insurance above the coverage available to salaried employees generally; a premium payment of $3,724 for disability insurance; $2,266 for the cost of equivalent term insurance related to the split-dollar life insurance coverage purchased by Ryan’s on Mr. Way’s life having a net death benefit of $1,565,000 (no premium payments were made in 2004); Company contributions to Ryan’s deferred compensation plan, amounting to $29,752; and $2,189 for the cost of equivalent term insurance related to the insurance plan described in clause (c) of footnote 4 above.

(6)	“All Other Compensation” for Mr. McCranie includes Ryan’s contributions of $2,000 to the 401(k) Plan to match a portion of the 2004 pre-tax elective deferral contributions (included under Salary and Bonus) Mr. McCranie made to the Plan; estimated premium amounts (based on current insurance billings and imputed rates for Ryan’s standard health plan) of $9,638 for health insurance providing a level of coverage not otherwise available under Ryan’s standard health plan; premium payments of $210 for an additional $100,000 in life insurance above the coverage available to salaried employees generally; $2,378 for the cost of equivalent term insurance related to the split-dollar life insurance coverage purchased by Ryan’s on Mr. McCranie’s life having a net death benefit of $1,361,000 (no premium payments were made in 2004); Company contributions to Ryan’s deferred compensation plan, amounting to $6,624; and $3,704 for the cost of equivalent term insurance related to the insurance plan described in clause (c) of footnote 4 above.

(7)	“All Other Compensation” for Mr. Grant includes Ryan’s contributions of $2,240 to the 401(k) Plan to match a portion of the 2004 pre-tax elective deferral contributions (included under Salary and Bonus) Mr. Grant made to the Plan; estimated premium amounts (based on current insurance billings and imputed rates for Ryan’s standard health plan) of $9,638 for health insurance providing a level of coverage not otherwise available under Ryan’s standard health plan; premium payments of $210 for an additional $100,000 in life insurance above the coverage available to salaried employees generally; $1,556 for the cost of equivalent term insurance related to the split-dollar life insurance coverage purchased by Ryan’s on Mr. Grant’s life having a net death benefit of $1,337,000 (no premium payments were made in 2004); Company contributions to Ryan’s deferred compensation plan, amounting to $4,672; and $256 for the cost of equivalent term insurance related to the insurance plan described in clause (c) of footnote 4 above.

(8)	“All Other Compensation” for Mr. Hart includes Ryan’s contributions of $1,790 to the 401(k) Plan to match a portion of the 2004 pre-tax elective deferral contributions (included under Salary and Bonus) Mr. Hart made to the Plan; estimated premium amounts (based on current insurance billings and imputed rates for Ryan’s standard health plan) of $5,487 for health insurance providing a level of coverage not otherwise available under Ryan’s standard health plan; premium payments of $210 for an additional $100,000 in life insurance above the coverage available to salaried employees generally; $2,680 for the cost of equivalent term insurance related to the split-dollar life insurance coverage purchased by Ryan’s on Mr. Hart’s life having a net death benefit of $1,193,000 (no premiums payments were made in 2004); Company contributions to Ryan’s deferred compensation plan, amounting to $7,500; and $844 for the cost of equivalent term insurance related to the insurance plan described in clause (c) of footnote 4 above.

(9)	“All Other Compensation” for Mr. Graham includes Ryan’s contributions of $2,591 to the 401(k) Plan to match a portion of the 2004 pre-tax elective deferral contributions (included under Salary and Bonus) Mr. Graham made to the Plan; estimated premium amounts (based on current insurance billings and imputed rates for Ryan’s standard health plan) of $3,412 for health insurance providing a level of coverage not otherwise available under Ryan’s standard health plan; premium payments of $210 for an additional $100,000 in life insurance above the coverage available to salaried employees generally; $1,211 for the cost of equivalent term insurance related to the split-dollar life insurance coverage purchased by Ryan’s on Mr. Graham’s life having a net death benefit of $595,000 (no premiums payments were made in 2004); Company contributions to Ryan’s deferred compensation plan, amounting to $2,475; and $1,339 for the cost of equivalent term insurance related to the insurance plan described in clause (c) of footnote 4 above.

(10)	Mr. Shaw left Ryan’s effective November 10, 2004. “All Other Compensation” for Mr. Shaw includes estimated premium amounts (based on current insurance billings and imputed rates for Ryan’s standard health plan) of $8,032 for health insurance providing a level of coverage not otherwise available under Ryan’s standard health plan; premium payments of $210 for an additional $100,000 in life insurance above the coverage available to salaried employees generally; $1,469 for the cost of equivalent term insurance related to the split-dollar life insurance coverage purchased by Ryan’s on Mr. Shaw’s life having a net death benefit of $1,704,000 (no premium payments were made in 2004); and Company contributions to Ryan’s deferred compensation plan, amounting to $16,913.
Summary of Option Exercises and Holdings
      The following table shows option exercises, the unexercised options held as of the end of fiscal 2004 and the value of unexercised options for each Named Executive Officer.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
			Options at 2004	Options at 2004
			Fiscal Year End (#)	Fiscal Year End ($)(2)
	Shares
	Acquired on	Value Realized	Exercisable/	Exercisable/
Name	Exercise (#)	($)(1)	Unexercisable	Unexercisable

Charles D. Way	180,000	1,835,172	140,000/0	506,600/0
G. Edwin McCranie	32,000	411,460	262,500/0	1,964,850/0
Fred T. Grant, Jr.	91,800	1,071,542	100,000/0	560,200/0
James R. Hart	25,725	286,487	112,000/0	707,535/0
Morgan A. Graham	30,000	320,100	172,500/0	1,336,800/0
Alan E. Shaw	52,007	526,094	98,743/0	455,433/0

(1)	The value realized of exercised options is the product of (a) the excess of the per share fair market value of the Common Stock on the date of exercise over the per share option exercise price, and (b) the number of shares acquired upon exercise.

(2)	The value of unexercised in-the-money options for each officer was calculated as follows: (a) the product of the market price of the Common Stock as of December 29, 2004, and the number of shares covered by the in-the-money options held by such officer, minus (b) the product of the exercise price with respect to such options and the number of shares covered by such options.
Deferred Compensation — Salary Continuation Agreement
      Ryan’s is party to a Deferred Compensation — Salary Continuation Agreement with Mr. Way. The agreement provides for cash payments of $60,000 per year for each of the 20 years following Mr. Way’s retirement, death or total disability, with retirement age set at 55. These benefits began vesting 10% per annum in 1987 and are now fully vested. The total deferred compensation liability as of December 29, 2004 relating to this agreement was $516,550. An aggregate of $40,949 of deferred compensation was accrued under this agreement for the benefit of Mr. Way during fiscal 2004. Ryan’s is the owner and beneficiary of a life insurance policy on the life of Mr. Way. Ryan’s expects that the benefits under this arrangement will be funded through a combination of general corporate funds and the cash surrender value of the insurance policy.
Executive Employment Agreements
      In February 2001, each of Messrs. Way, McCranie, Grant, Hart and Graham (each an “Executive”) entered into an Employment, Noncompetition and Severance Agreement with Ryan’s. Each agreement specified a base annual salary for the officer, subject to annual review by Ryan’s Board of Directors. In addition to annual salary, each agreement provides for participation in Ryan’s Executive Bonus Plan, discretionary stock option grants and other executive-level benefits.
      Each agreement contains an “evergreen” term provision so that, until an Executive is 60 years old, the term of the agreement runs for the next two-year period. Either Ryan’s or the Executive may cause the term to become fixed to a two-year term from the date of notice. At age 60, the term converts to a five-year period, with the agreement expiring at age 65.
      The agreement also contains noncompetition provisions. Each Executive is prohibited from hiring current and certain former Ryan’s employees and from working for a competing restaurant business for a period of two years following termination of employment at Ryan’s.
      Each Executive is also eligible for severance payments resulting from certain termination circumstances. Severance payments, when applicable, will be based on the sum of Executive’s most recent annual salary and the average of the most recent three years of bonus payments (this sum is referred to as “Annual Compensation”). If an Executive is terminated by Ryan’s for reasons other than “cause” (or for “cause” after a change of control, as defined in the agreement), the severance payment will be equal to one times Annual Compensation or, for termination without cause after a change of control, two times Annual Compensation. “Cause” includes material criminal fraud, material dereliction of duties, intentional material damage to Ryan’s property or business, commission of a material felony or repeated failure to carry out the Board’s or the CEO’s reasonable directions. Following a change of control, an “involuntary termination” by the Executive results in a severance payment equal to two times Annual Compensation, while a voluntary termination by the Executive after a change of control results in a severance payment equal to one times Annual Compensation. “Involuntary termination” is defined as a termination by the Executive following a change of control due to a change in the Executive’s position, authority, status or duties, change in the agreement’s terms (including the rolling two-year termination date), reduction in compensation or benefits, forced relocation outside the Greenville, South Carolina metropolitan area or significant increase in travel requirements. In addition, termination by the Executive due to a material breach of the agreement by Ryan’s (after notice and a cure period) results in a severance payment equal to two times Annual Compensation. All other termination circumstances do not result in any severance payment.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires Ryan’s directors, executive officers, and greater-than-10% shareholders to file reports with the SEC on changes in their beneficial ownership of Ryan’s Common Stock and to provide Ryan’s with copies of the reports. Based on review of these reports and of certifications furnished to Ryan’s, Ryan’s believes that all of these reporting persons complied with their filing requirements for 2004, except that James M. Shoemaker, Jr., filed one late report with respect to one transaction and Harold K. Roberts, Jr. filed one late report with respect to three transactions.

REPORT OF THE COMPENSATION COMMITTEE
      The Compensation Committee (the “Committee”) of the Board of Directors periodically submits to the Board recommendations respecting the salary, bonus and other compensation to be provided to Ryan’s executive officers and grants options for shares of Ryan’s Common Stock to Ryan’s executive officers and employees. The Committee is composed entirely of independent directors, as defined by Nasdaq listing standards, who have no interlocking relationships, as defined by the SEC. The Committee provides the following report.
Compensation of Executive Officers
      The Committee attempts to act on the shareholders’ behalf in establishing executive compensation programs, for our shareholders ultimately bear the cost of these programs. Ryan’s adopts and administers its executive compensation policies and specific executive compensation programs in accordance with that objective. The Committee annually reviews Ryan’s corporate performance and that of its executive officers to determine appropriate compensation. The Committee seeks to achieve a balance between our need to attract and retain qualified and motivated executives, on the one hand, and maximizing our operating performance, on the other.
      The Committee’s executive compensation philosophy is to set compensation levels in its discretion that provide for compensation opportunities that reflect company and individual performances. Ryan’s current executive compensation structure consists of base salary, incentive cash bonuses and stock options.
      The Committee has attempted to set executive officer cash compensation amounts at levels comparable to what the Committee believes are prevailing levels within the restaurant industry and has complemented these cash amounts with significant stock option grants.
      The Committee adjusted the salaries for all executive officers except Mr. Way in 2004 based upon the recommendations of Mr. Way. Mr. Way considered factors that were generally subjective, such as his perception of individual performance and the level of individual responsibility. Mr. Way recommended increases in the base salaries of executive officers ranging from 4% to 7%. The Committee determined that these increases were appropriate to compensate executive officers for the increased level of responsibility associated with the increase in Ryan’s size.
      The Committee generally grants stock options on an annual basis at an exercise price equal to the stock market price at the time of grant. The grants provide Ryan’s executive officers and key employees with an equity ownership opportunity in Ryan’s and with incentives to maximize shareholder value. The Committee can grant stock options at its discretion and is not required to award grants within any given 12-month period. Stock options were not granted to any executive officer during 2004. In February 2005, all executive officers received option grants as described in note (3) to the table titled “Summary Compensation Table.” In determining the size of any stock option grant, the Committee considers the following qualitative factors: the Committee’s perception of Ryan’s overall performance; the individual’s performance; the potential effect that the individual’s future performance may have on Ryan’s; and the number of options previously granted to the individual. The Committee gives each of these factors approximately equal weight.
      During 2004, the Committee continued an Executive Bonus Plan to provide additional cash incentives to its executive officers. Pursuant to the Executive Bonus Plan, each year the Committee establishes a percentage of each participating executive’s annual base salary, ranging from 20% to 40%, as a starting bonus amount. Each participant’s starting bonus amount is subject to adjustment upwards or downwards based on a point scale with three categories for points: (1) Ryan’s same-store sales growth, (2) Ryan’s earnings per share growth and (3) the participant’s attainment of pre-determined departmental and personal objectives. In 2004, the Committee established a total point maximum of 284 with the following weights among the three categories: 56% for same-store growth, 28% for earnings per share growth and 16% for departmental and personal goals. The Committee also establishes minimum thresholds for points awards. For 2004, if there was no increase in same-store sales or if earnings per share did not increase by at least 10%, no points were awarded for that particular category.
      Once the points have been determined, the starting bonus amount is multiplied by the points, expressed as a percentage (e.g., 100 points equals 100%), and the product is the final bonus amount. Because the total point maximum for 2004 was 284, the maximum bonus amount was 284% of the starting bonus amount for each participant.
      For 2004, all participants in the Executive Bonus Plan received no points for same-store sales growth (which were down 0.7% from the prior year) and no points for earnings per share growth (which were down 4.4% from the prior year). When combined with the performance of departmental and personal objectives, the bonus payout for one executive officer was 19% of his maximum bonus amount, and bonus payouts for the others (including all of the Named Executive Officers) were 16% of their maximum bonus amounts.
      In addition, the Compensation Committee established a discretionary bonus pool of $105,000 to be allocated by the Committee among the executive officers based on their efforts and contributions to the Company during 2004. The Committee believed that the Company’s financial results in 2004 were adversely affected by external factors, particularly uncertain economic conditions and high energy costs, and wanted to supplement payments under the Executive Bonus Plan so that said payments would not be excessively low.
      The Omnibus Budget Reconciliation Act of 1993 denies publicly traded companies the ability to deduct for federal income tax purposes certain compensation paid (including income on certain exercised stock option grants) to top executive officers in excess of $1 million per person. The Committee intends to administer Ryan’s executive compensation programs in such a way that anticipated compensation to executive officers will be fully deductible under the Internal Revenue Code, including submitting plans for shareholder approval where necessary and determining compensation on an objective basis where necessary.
Compensation of Chief Executive Officer
      Mr. Way joined Ryan’s in 1979, served as its President and Chief Executive Officer since 1989 and became Chairman of the Board in 1992. In 2004, Mr. McCranie was promoted to President and Chief Operating Officer, resulting in Mr. Way’s current positions as Chairman and Chief Executive Officer at December 29, 2004. In setting Mr. Way’s compensation, the Committee tends to set a relatively low base salary for an individual with Mr. Way’s responsibilities and emphasize stock option grants as a component of his overall compensation package. The Committee believes that this approach to Mr. Way’s compensation has resulted in an appropriate alignment of his long-term rewards from Ryan’s with the interests of shareholders.
      During 2004, the Committee adjusted Mr. Way’s base salary upward by approximately 6%. In making this adjustment, the Committee considered subjective factors including the perception of the Committee as to Mr. Way’s overall performance and objective factors such as Ryan’s earnings per share, operating margins, and return on equity. Each of these factors was given approximately equal weight. In addition, Mr. Way received a bonus of $94,200 consisting of $79,200 pursuant to the Executive Bonus Plan and $15,000 from the discretionary bonus pool, which are both described above.
      As noted above, the Committee did not grant stock options to any executive officer, including Mr. Way, during 2004. In February 2005, all executive officers received option grants of which Mr. Way received options representing 40,000 shares. In determining the size of this grant, the Committee considered the following qualitative factors: the Committee’s perception of Ryan’s overall performance; Mr. Way’s performance; the potential effect of his future performance on Ryan’s; and the number of options previously granted to him. Each of these factors was given approximately equal weight. At fiscal 2004 year-end, the value of Mr. Way’s outstanding exercisable in-the-money stock options was $506,600 as compared to $2,044,200 at the end of 2003, a decrease of 75.2% (which decrease was due entirely to

Mr. Way’s exercise of stock options during 2004). The Committee believes that the stock options provide Mr. Way with appropriate incentives to promote long-term shareholder value.
Compensation Committee

Brian S. MacKenzie, Chairman
Barry L. Edwards
Harold K. Roberts, Jr.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      Brian S. MacKenzie, Barry L. Edwards and Harold K. Roberts, Jr., served on Ryan’s Compensation Committee during the entirety of 2004. None of the members of the Committee has served as an officer of Ryan’s, and none has any interlocking relationships, as defined by SEC regulations.
      The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by Ryan’s under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless Ryan’s expressly states otherwise.
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee is comprised of three non-employee directors, all of whom are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Audit Committee has a written charter, which is available on Ryan’s website at www.ryans.com.
      In carrying out its responsibilities, the Audit Committee has:

•	Reviewed and discussed the audited financial statements for the year ended December 29, 2004, with Ryan’s management and the independent registered public accounting firm at the January 2005 Audit Committee meeting;

•	Received from the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standard No. 61, Communication with Audit Committees and reviewed and discussed such matters with the independent auditors;

•	Received from the independent registered public accounting firm written disclosures regarding auditor independence and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the firm its independence from Ryan’s and its management;

•	Reviewed the selection, application and disclosure of critical accounting policies.
      In addition, the chair of the Audit Committee reviewed the financial statements for the first, second and third quarters of 2004 and discussed these statements with the independent registered public accounting firm.
      Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ryan’s Annual Report on Form 10-K for the year ended December 29, 2004, for filing with the SEC.
      All members of the Audit Committee concur in this report.

Barry L. Edwards, Chairman
Brian S. MacKenzie
Harold K. Roberts, Jr.

PERFORMANCE GRAPH
      Below is a line graph comparing the cumulative, total shareholder return on the Common Stock of Ryan’s Restaurant Group, Inc. for the last five fiscal years with the cumulative total returns of the Nasdaq Market Index and a peer group consisting of all publicly traded companies whose SIC code was 5812, the code for retail eating places, on December 29, 2004, over the same period (assuming a $100 initial investment and dividend reinvestment). If you are a shareholder of record on February 2, 2005, Ryan’s will promptly furnish to you without charge the identity of the companies included in the peer group. You may send requests to Janet J. Gleitz, Ryan’s Secretary, by mail (Ryan’s, Post Office Box 100, Greer, South Carolina 29652; Attention: Janet J. Gleitz) or by e-mail (jjgleitz@ryansinc.com).
      Note: The stock price performance shown on the graph below does not necessarily indicate future price performance.
COMPARISON OF CUMULATIVE TOTAL RETURNS
AMONG RYAN’S RESTAURANT GROUP, INC.,
NASDAQ MARKET INDEX AND SIC RESTAURANT INDEX FOR THE
FIVE-YEAR PERIOD ENDED DECEMBER 29, 2004 (YEAR-END 2004)

	12/29/1999	1/03/2001	1/02/2002	12/31/2002	12/31/2003	12/29/2004

Ryan’s Restaurant Group, Inc.	100.00	113.34	246.52	201.68	268.67	272.04
Nasdaq Market Index	100.00	62.85	50.10	34.95	52.55	56.97
SIC Restaurant Index	100.00	95.23	96.97	77.85	107.52	129.70

RATIFICATION OF SHAREHOLDER RIGHTS AGREEMENT
(Item #2 on the Proxy)
General
      Ryan’s Board of Directors has authorized Ryan’s to enter into a shareholder rights agreement, and Ryan’s entered into the agreement effective February 18, 2005, with American Stock Transfer & Trust Company, as rights agent. The agreement’s continued effectiveness is contingent on the vote in favor of ratification of the shareholder rights agreement by a majority of the shares cast and entitled to vote at the Annual Meeting; otherwise, the agreement will expire immediately following the Annual Meeting.
      Following is a summary of the material terms of the shareholder rights agreement. The statements below are only a summary, and we refer you to the full text of the shareholder rights agreement, which was filed as an exhibit to Form 8-A/A on February 22, 2005. Each statement in this summary is qualified in its entirety by this reference. A copy of the Summary of Rights is attached to this Proxy Statement as Appendix A.
      The shareholder rights agreement replaces the Amended and Restated Shareholder Rights Agreement, dated as of October 16, 2000, between Ryan’s and Equiserve Trust Company, N.A., which expired by its terms on February 10, 2005. The Board believes that the proposed new agreement is in the best interests of Ryan’s shareholders. The proposed agreement would provide time and bargaining power for the Board, in the case of offers that the Board considers to be coercive, abusive, or opportunistic and hostile, to evaluate an offer, consider alternative offers, and to negotiate the best price for Ryan’s shareholders if a change of control transaction is to occur. Ryan’s has reviewed current literature and published guidelines in order to draft an agreement that contains many progressive, “shareholder-friendly” provisions, including the “qualified offer” provisions discussed below which would, under certain circumstances, permit a shareholder vote on whether to redeem the rights.
      Under the terms of the shareholder rights agreement, holders of Ryan’s Common Stock as of February 28, 2005 receive one right for every share of Common Stock that they held on that date. Each share of Common Stock of Ryan’s issued after the close of business on February 28, 2005 also will be accompanied by one corresponding right. The rights will be evidenced by Ryan’s Common Stock certificates. After the distribution date, which is described below, each right will entitle the holder to purchase from Ryan’s one-half of one share of Ryan’s common stock at a purchase price of $11 per half share, subject to adjustment, or, in the circumstances described below, to purchase shares of Common Stock equal in value to twice the $11 exercise price (as adjusted). The rights also would entitle their holders to acquire common stock of an acquiror in the circumstances described below.
      The rights serve as an anti-takeover device and encourage third parties who may be interested in acquiring Ryan’s to negotiate directly with your Board of Directors. The rights will not prevent a takeover of Ryan’s. However, as described below, the rights may cause substantial dilution to a person or group that acquires 20% or more of Ryan’s Common Stock unless the rights are first redeemed by Ryan’s Board of Directors. Nevertheless, the rights should not interfere with a transaction that is in the best interests of Ryan’s and its shareholders because the rights may be redeemed on or prior to the close of business on the “distribution date” that is described below, before the consummation of such a transaction. The Board’s decision to enter into the shareholder rights agreement was not made in response to, or in anticipation of, any acquisition proposal, and is not intended to prevent a non-coercive takeover bid from being made for Ryan’s or to secure continuance of management or the directors in office.
Events Causing the Exercisability of the Rights
      The rights will become exercisable upon the occurrence of the “distribution date” which is defined in the shareholder rights agreement as the earlier to occur of:

•	10 calendar days following a “share acquisition date”, which is the date of a public announcement that a person or group owns 20% or more of the outstanding shares of Ryan’s common stock or

•	10 business days following the commencement of a tender offer or exchange offer that would result in a person or group owning 20% or more of the outstanding shares of Common Stock.
      Until the distribution date, the rights may be transferred only with Ryan’s Common Stock.
Ryan’s Board of Directors May Redeem or Exchange the Rights
      The Board of Directors of Ryan’s may, at its option, at any time prior to the close of business on the tenth day after a “share acquisition date”, redeem all (but not less than all) of the then outstanding rights at a price of $.001 per right. The rights will then terminate immediately and each right, whether or not previously exercised, will thereafter represent only the right to receive the redemption price in cash or securities, as determined by the Board of Directors.
Effect of a Distribution Date
      In the event that a distribution date occurs prior to the expiration or termination of the rights, each right (other than rights owned by an “acquiring person” as defined in the shareholder rights agreement, or by its affiliates or transferees, which will become void) will thereafter constitute the right to receive, upon exercise for the exercise price of $11, subject to adjustment, that number of shares of Ryan’s Common Stock (or, in certain circumstances, cash, property or other securities of Ryan’s) having a value equal to two times the exercise price. However, after the distribution date Ryan’s Board of Directors may exchange the rights (other than rights owned by the acquiror, which will become void), under certain circumstances, in whole or in part, at an exchange ratio of one share of Common Stock per right.
      Until a right is exercised or exchanged, the holder of the right, by virtue of being a right holder, will have no rights as a shareholder of Ryan’s, including, for example, the right to vote or to receive dividends.
Exercise of Rights for Shares of an Acquiring Company
      In the event that, at any time following the acquisition by a person or group of more than 20% of Ryan’s Common Stock, (i) Ryan’s is acquired in a merger or other business combination transaction or (ii) 50% or more of Ryan’s assets or earning power is sold, each holder of a right will then have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the right.
Qualified Offer
      In the event the Company receives a “qualified offer”, as defined in the shareholder rights agreement, the rights may be redeemed by way of shareholder action taken at a special meeting of shareholders called by the Board for the purpose of voting on a resolution accepting the qualified offer and authorizing the redemption of the rights. The special meeting must be held not less than 90 or more than 120 days after the date the qualified offer is received (unless a shareholders’ meeting is already scheduled to be held within 60 days after the qualified offer is received). Action by shareholders at the special meeting to approve the offer and redeem the rights requires the affirmative vote of a two-thirds of all shares of Common Stock entitled to vote (excluding shares held by the offeror and its affiliates), and is effective immediately prior to the consummation of any qualified offer consummated within 60 days after the special meeting.
      A “qualified offer” is an offer for all outstanding shares of Ryan’s Common Stock not already owned by the offeror that meets all of the following conditions:

•	the same per share price and consideration is offered for all shares, is no less than the then current market price for shares of Common Stock, is at least 80 percent cash (and any non-cash portion is comprised of shares listed on a national exchange or the Nasdaq National Market), and is to be paid upon consummation of the offer,

•	the offer is accompanied by written financing commitments and/or the acquiror has on hand cash or cash equivalents, for the full amount of all financing necessary to consummate the offer,

•	the offer requests that Ryan’s call a special meeting of shareholders to accept the qualified offer and contains a written agreement of the offeror to pay at least 50% of Ryan’s costs of the special meeting,

•	the offer by its terms remains open for at least 30 business days plus 15 business days after any change in price or after any bona fide alternative offer for a higher consideration is made,

•	the offer is accompanied by a written opinion of a nationally recognized investment banking firm, stating that the price to be paid to holders pursuant to the offer is fair and including any written presentation of such firm showing the range of values underlying such conclusion,

•	on or before the date the offer is commenced, the offeror makes an irrevocable written commitment to Ryan’s:

•	to acquire, within 5 business days upon completion of the offer, all shares of Common Stock then not beneficially owned by the offeror at the same price, and for the same consideration, per share as paid in the offer,

•	not to amend its offer to reduce the price, and

•	if the offer is not consummated, not to make another offer for Ryan’s Common Stock within one year if at least 85% of the Common Stock not owned by the offeror is not tendered pursuant to the offer, and

•	the offer is not subject to any financing, funding or similar condition, does not include any condition relating to completion of or satisfaction with any due diligence or similar investigation, and otherwise provides for usual and customary terms and conditions.
Adjustments to Exercise Price
      The exercise price for each right and the number of shares of Common Stock (or other securities or property) issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution.
Amendments to Terms of the Rights
      Any of the provisions of the shareholder rights agreement may be amended by Ryan’s Board of Directors prior to the distribution date. After the distribution date, the provisions of the agreement, other than those relating to the principal economic terms of the rights, may be amended by the Board to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the agreement, subject to certain limitations.
Term
      The rights will expire at the close of business on February 18, 2008 (or immediately following the Annual Meeting, if the shareholder rights agreement has not been ratified by holders of a majority of the shares of Common Stock voting at the Annual Meeting), unless earlier redeemed, exercised or exchanged by Ryan’s as described above.
Vote Required
      Ratification of the shareholder rights agreement will require that, of the shares present at the Annual Meeting in person or by proxy and voting on the matter, there be more positive votes than negative votes. Abstentions and broker non-votes will not be counted.
      The Board of Directors unanimously recommends a vote FOR the proposal to ratify the shareholder rights agreement.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Item #3 on the Proxy)
      The Board has appointed KPMG LLP as the independent registered public accounting firm for Ryan’s for the current fiscal year and to examine and report to shareholders on the financial statements as of and for the year ending December 28, 2005, and has requested that shareholders ratify the appointment. Representatives of KPMG LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions that the shareholders may have. KPMG LLP has acted for Ryan’s in this capacity since 1981, and neither the firm nor any of its members has any relation with Ryan’s except in the firm’s capacity as the independent registered public accounting firm for Ryan’s.
Fees Paid to Independent Registered Public Accounting Firm
      The following table lists all fees that were either paid to or expected to be billed by KPMG LLP, Ryan’s independent registered public accounting firm, for services performed in 2004 and 2003:

	2004	2003

Audit fees	$245,500	86,500
Audit-related fees	9,000	8,400
Tax fees	–	–
All other fees	–	–

Total fees	$254,500	94,900

      Audit fees include billings for the annual audit of Ryan’s consolidated financial statements and internal control over financial reporting, quarterly reviews and the review of all related SEC filings. Audit-related fees consist of billings for the annual audit of Ryan’s 401(k) plan. There were no tax or other fees billed by KMPG LLP during the years presented. All audit and audit-related services were pre-approved by the Audit Committee. The Audit Committee has not adopted pre-approval policies and procedures pursuant to Rule 2-01(c)(7)(i) of Regulation S-X.
      The Audit Committee has considered whether the provision of these services is compatible with maintaining KPMG LLP’s independence.
Vote Required
      Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Ryan’s will require that, of the shares present at the Annual Meeting in person or by proxy and voting on the matter, there be more positive votes than negative votes. Abstentions and broker non-votes will not be counted.
      The Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as the independent registered public accounting firm for Ryan’s.
SOLICITATION OF PROXIES
      Ryan’s will pay for soliciting proxies. Officers and other regular employees of Ryan’s may solicit proxies by telephone, e-mail, telegram or personal interview for no additional compensation. Ryan’s has engaged W. F. Doring & Company to solicit proxies and distribute materials to brokerage houses, banks, custodians, nominees and fiduciaries for a fee of approximately $10,000. Ryan’s will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials to shareholders.

PROPOSALS OF SHAREHOLDERS
      Any shareholder who wishes to present a proposal at the 2006 Annual Meeting of Shareholders and have his or her proposal included in the proxy statement and proxy card relating to that meeting must deliver such proposal to Ryan’s no later than October 31, 2005. The proposal must comply with the rules of the SEC relating to shareholder proposals. Shareholders desiring to recommend a person or persons for consideration as a nominee for election to the Board of Directors should deliver a notice in the manner described under the heading “Director Nominations” no later than October 31, 2005. With respect to a shareholder proposal for the 2006 Annual Meeting of Shareholders that is not intended to be included in the proxy materials relating to the meeting, the proposal must be received by Ryan’s at least forty-five (45) days prior to the shareholders meeting at which the proposal is to be presented. After that date, the proposal will not be considered timely. Shareholders may send their proposals to Ryan’s, Attention: Janet J. Gleitz, Post Office Box 100, Greer, South Carolina 29652.
FINANCIAL INFORMATION
      Ryan’s 2004 Annual Report is enclosed. Ryan’s will provide without charge to any shareholder of record as of February 2, 2005, who requests in writing, a copy the 2004 Annual Report on Form 10-K (without exhibits), including financial statements and financial statement schedules, if any, filed with the Securities and Exchange Commission. Shareholders may direct requests to Ryan’s Restaurant Group, Inc., 405 Lancaster Avenue, Greer, South Carolina 29650, or Post Office Box 100, Greer, South Carolina 29652, Attention: Janet J. Gleitz, Secretary. Requests can also be made through Ryan’s website at www.ryans.com.
OTHER BUSINESS
      As of the date of this Proxy Statement, management was not aware that any business not described above would be presented for consideration at the Annual Meeting. If any other business properly comes before the meeting, the shares represented by proxies will be voted according to the best judgment of the person voting them.

By Order of the Board of Directors,

Janet J. Gleitz
Secretary
Greer, South Carolina
March 2, 2005

APPENDIX A
RYAN’S RESTAURANT GROUP, INC.
SUMMARY OF RIGHTS TO PURCHASE COMMON STOCK
      On January 24, 2005, the Board of Directors of Ryan’s Restaurant Group, Inc. (the “Company”) declared a dividend distribution of one Common Stock Purchase Right (each a “Right”) for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on February 28, 2005. Each Right entitles the registered holder to purchase from the Company one half share of Common Stock, $1.00 par value per share (the “Common Stock”), at a cash exercise price of $11 per half share, subject to adjustment. The description and terms of the Rights are set forth in a Shareholder Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended, restated or otherwise modified from time to time (the “Agreement”).
      Initially, the Rights will not be exercisable, will be attached to all outstanding shares of Common Stock, and no separate Right Certificates will be distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earliest of (i) 10 calendar days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) (other than an Exempt Person as defined in the Agreement) has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock (the date of said announcement being referred to as the “Share Acquisition Date”) and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a Person or group owning 20% or more of the outstanding shares of Common Stock.
      Until the Distribution Date (or earlier redemption or expiration of the Rights), (a) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (b) new Common Stock certificates issued after February 28, 2005 will contain a notation incorporating the Agreement by reference, and (c) the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.
      The Rights are not exercisable until the Distribution Date and will expire at the close of business on February 18, 2008 (or, if the Agreement is not ratified by holders of a majority of the shares of Common Stock voting on the issue at the Company’s first annual meeting of shareholders after February 18, 2005, immediately following such annual meeting) unless previously redeemed or exchanged by the Company (including by shareholder action in connection with a “Qualified Offer” as defined in the Agreement) as described below.
      As soon as practicable after the Distribution Date, Right Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.
      In the event that (i) an Acquiring Person acquires beneficial ownership of 20% or more of the Company’s Common Stock, (ii) the Company is the surviving corporation in a merger with an Acquiring Person or any Affiliate or Associate and the Common Stock is not changed or exchanged, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Agreement, or (iv) an event occurs which results in an Acquiring Person’s ownership interest being increased by more than 1% (e.g., a reverse stock split), proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise thereof at the then current exercise price, that number of shares of Common Stock (or in certain circumstances, cash, property, or other securities of the Company) having a market value of two times such exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, Rights that are or were beneficially owned by an Acquiring Person shall become null and void.

      In the event that, at any time following the Share Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction or (ii) 50% or more of the Company’s assets or earning power is sold, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right.
      At any time after any person becomes an Acquiring Person and prior to the time such Person, together with its Affiliates and Associates, becomes the Beneficial Owner of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights which have become void), in whole or in part, at the exchange rate of one share of Common Stock per Right, subject to adjustment as provided in the Agreement.
      The exercise price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) if holders of the Common Stock are granted certain rights or warrants to subscribe for Common Stock or securities convertible into Common Stock at less than the current market price of the Common Stock, or (iii) upon the distribution to holders of the Common Stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).
      With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least 1% of the exercise price. No fractional shares of Common Stock will be issued and, in lieu thereof, an adjustment, in cash will be made based on the fair market value of the Common Stock on the last trading date prior to the date of exercise.
      At any time prior to the earlier of (1) the close of business on the 10th day following a Share Acquisition Date and (2) February 18, 2008 (or any earlier expiration or termination date), the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right, payable in cash or securities or both (the “Redemption Price”). Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. However, in the event the Company receives a Qualified Offer (as defined below), the Rights may be redeemed by way of shareholder action taken at a special meeting of shareholders called by the Board for the purpose of voting on a resolution accepting the Qualified Offer and authorizing the redemption of the Rights pursuant to the provisions of the Agreement. The special meeting must be held not less than 90 or more than 120 days after the date the Qualified Offer is received (unless a meeting is already scheduled to be held within 60 days after the Qualified Offer is received). Such an action by shareholders requires the affirmative vote of a two-thirds of all shares of Common Stock and any other stock entitled to vote in the election of directors and management affairs of the Company (excluding shares held by the offering Person and its Affiliates), and is effective immediately prior to the consummation of any Qualified Offer consummated within 60 days after the special meeting. A “Qualified Offer” is a tender offer for all outstanding shares of Common Stock not already beneficially owned by the Person making the Qualified Offer that meets all of the following conditions:

•	the same per share price and consideration is offered for all shares, is no less than the then current market price for shares of Common Stock, is at least 80 percent cash (and any non-cash portion is comprised of shares listed on a national exchange or the Nasdaq National Market), and is to be paid upon consummation of the Qualified Offer,

•	the Qualified Offer is accompanied by written financing commitments and/or has on hand cash or cash equivalents, for the full amount of all financing necessary to consummate the Qualified Offer,

•	the Qualified Offer requests that the Company call a special meeting of shareholders to accept the Qualified Offer and contains a written agreement of the person making the Qualified Offer to pay at least 50% of the Company’s costs of the special meeting,

•	the Qualified Offer by its terms remains open for at least 30 Business Days plus 15 Business Days after any change in price or after any bona fide alternative offer for a higher consideration is made,

•	the Qualified Offer is accompanied by a written opinion of a nationally recognized investment banking firm, stating that the price to be paid to holders pursuant to the Qualified Offer is fair and including any written presentation of such firm showing the range of values underlying such conclusion,

•	on or before the date the Qualified Offer is commenced, such Person makes an irrevocable written commitment to the Company:

•	to acquire, within 5 Business Days upon completion of the Qualified Offer, all shares of Common Stock then not beneficially owned by such Person at the same price, and for the same consideration, per share as paid in the Qualified Offer,

•	not to amend its offer to reduce the price, and

•	if the Qualified Offer is not consummated, that such Person will not make another offer for the Common Stock within one year if at least 85% of the common stock not owned by such Person has not been tendered, and

•	such offer is not subject to any financing, funding or similar condition, does not include any condition relating to completion of or satisfaction with any due diligence or similar investigation, and otherwise provides for usual and customary terms and conditions.
      In the determination of the fairness of any offer, the Board retains the authority to reject, advise the shareholders to reject, or take other action in response to any offer necessary to the exercise of its fiduciary duties.
      Immediately upon action of the Board of Directors of the Company ordering the redemption of the Rights or upon the effectiveness of a redemption of the Rights pursuant to shareholder adoption of a resolution accepting a Qualified Offer and authorizing the redemption of the Rights, the only existing right of a holder shall be to receive the redemption price for the Rights. Promptly after the action of the Board of Directors or Shareholders ordering redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and the record holders of the then outstanding Rights by mail.
      Until a Right is exercised, the holder will have no rights as a stockholder of the Company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of an acquiring company as set forth above.
      Any of the provisions of the Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Agreement, other than those relating to the principal economic terms of the Rights, may be amended by the Board to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Agreement. Amendments adjusting time periods may, under certain circumstances, be limited.
      A copy of the Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Agreement.

ANNUAL MEETING OF SHAREHOLDERS OF

RYAN’S RESTAURANT GROUP, INC.

April 11, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

1.	Elect as directors the seven nominees listed below to serve until the Annual Meeting of Shareholders in the year 2006 and until their successors are elected and qualified.

NOMINEES:
O Charles D. Way
☐ FOR ALL NOMINEES	O G. Edwin McCranie
O Barry L. Edwards
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O Brian S. MacKenzie
O Harold K. Roberts, Jr.
☐ FOR ALL EXCEPT (See instructions below)	O James M. Shoemaker, Jr.
O Vivian A. Wong

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		FOR	AGAINST	ABSTAIN
2.	Ratify the Company’s shareholder rights agreement.	☐	☐	☐

3.	Ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the current fiscal year.	☐	☐	☐

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS.

In its discretion, the proxy is authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof and on matters incident to the conduct of the meeting.

If any other business is presented at the Annual Meeting, this proxy card will be voted by the person(s) appointed proxy in his or their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder ____________________	Date: __________	Signature of Shareholder ____________________	Date: __________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

RYAN’S RESTAURANT GROUP, INC.

405 Lancaster Avenue (29650)
Post Office Box 100 (29652)
Greer, South Carolina
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder of Ryan’s Restaurant Group, Inc. (the “Company”), hereby revoking all previous proxies, hereby appoints Charles D. Way and G. Edwin McCranie and either of them, the attorney or attorneys or proxy or proxies, with full power of substitution to act for and in the name of the undersigned to vote all shares of Common Stock of the Company that the undersigned shall be entitled to vote, at the 2005 Annual Meeting of Shareholders of the Company, to be held at the Greenville Marriott, Greenville, South Carolina, on Monday, April 11, 2005 at 11:00 a.m. local time, and at any and all adjournments thereof, as set forth on the reverse side.

Receipt of the Notice of the Meeting, the accompanying Proxy Statement and the Annual Report to Shareholders is hereby acknowledged.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

(Continued and to be signed on the reverse side)

COMMENTS: